Exhibit 23.4

Consent of Jeffrey Volk

I consent to the inclusion and/or incorporation by reference in this Registration Statement on Form F-3 of AuRico Gold Inc., which is being filed with the United States Securities and Exchange Commission, of references to my name in and information derived from the following reports and documents:

Sections 6, 7, 8, 9, 10, 11, 13 and 23 of the NI 43-101 Technical Report for the Kemess Underground Project, British Columbia, Canada

Dec 31st, 2012, Young-Davidson Resources

Dec 31st, 2012, Kemess Underground Resources

Dec 31st, 2012, Orion Resource

Dated this 10th day of June, 2013.

/s/ Jeffrey Volk
By:	Jeffrey Volk, FAusIMM, CPG
Title:	Director, Reserves and Resources
Company:	AuRico Gold Inc.